                                       FILED PURSUANT TO RULE 424(B)(3) AND (C)
                                                    REGISTRATION NO. 333-132151


                              PROSPECTUS SUPPLEMENT
                      (TO PROSPECTUS DATED MARCH 13, 2006)

                                 833,650 SHARES

                           METRETEK TECHNOLOGIES, INC.

                                  COMMON STOCK

     This prospectus supplement supplements the prospectus dated March 13, 2006 of Metretek Technologies, Inc. relating to the offer and sale from time to time of up to 833,650 shares of our common stock by the selling stockholders identified in the prospectus.

     This prospectus supplement is incorporated into, should be read in conjunction with, and is qualified by reference to, the prospectus, except to the extent that the information contained in this prospectus supplement supersedes the information contained in the prospectus. Terms used but not otherwise defined in this prospectus supplement but defined in the prospectus have the meanings given to them in the prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements to it. All references in the prospectus to "this prospectus" are hereby amended to read "this prospectus (as supplemented and amended)."

                              SELLING STOCKHOLDERS

     The table of Selling Stockholders (the "Selling Stockholders") is hereby amended as provided below. Sidney Hinton, a Selling Stockholder listed in the prospectus, recently transferred beneficial ownership of 42,000 shares of common stock to Richland Creek Community Church, Inc., which transferee was not specifically named in the prospectus. The table of Selling Stockholders in the Prospectus is hereby amended to include Richland Creek Community Church, Inc. as a Selling Stockholder. The table below sets forth, as of the date of this prospectus supplement, the following information for this additional Selling
Stockholder:

     o   its name;

     o   the number and percentage of shares of common stock beneficially owned;
         and

     o the number of shares of common stock that may be offered and sold from time to time under the prospectus.


                                               SHARES BENEFICIALLY                             SHARES BENEFICIALLY
                                                      OWNED                                           OWNED
                                                PRIOR TO OFFERING                               AFTER OFFERING (2)
                                               -------------------                             --------------------
NAME OF SELLING                                                        NUMBER OF SHARES
SECURITYHOLDER                                 NUMBER      PERCENT       OFFERED (1)           NUMBER       PERCENT
---------------                                ------      -------       -----------           ------       -------
Richland Creek Community Church, Inc.          42,000         *            42,000                0             *


-------------------

* Represents beneficial ownership of less than 1%.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


            The date of this prospectus supplement is April 13, 2006.